Exhibit 16.1

June 15, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Rockies Region 2007 Limited Partnership (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Rockies Region 2007 Limited Partnership dated June 9, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Item 4.01.	Change in Registrant’s Certifying Accountant

(a)

On June 9, 2016, the Audit Committee of the Board of Directors (the “Audit Committee”) of PDC Energy, Inc. (“PDC”), the managing general partner of Rockies Region 2007 Limited Partnership (the “Company”), dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through June 9, 2016, there were no (i) “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in their reports for such fiscal years, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosures. A copy of PwC’s letter, dated June 15, 2016, is filed herewith as Exhibit 16.1.